Farmer Mac Reports 2021 Results
- Outstanding Business Volume of $23.6 Billion -
- Announces 8% Dividend Increase -

WASHINGTON, D.C., February 28, 2022 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation's secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today announced its results for the fiscal quarter and year ended December 31, 2021.

Full Year 2021 and Recent Highlights
•Net income of $107.6 million compared to $89.2 million in 2020, reflecting a 20% year-over-year increase
•Core earnings (a non-GAAP measure) increased 13% to $113.6 million from $100.6 million in the same period last year
•On August 18, 2021, completed strategic acquisition that expanded the internal loan servicing function and acquired the loan servicing rights for a sizeable portion of our Farm & Ranch loan and USDA Guaranteed Securities portfolios
•On October 14, 2021, closed on a newly-designed structured securitization transaction involving approximately $300 million of agricultural mortgage loans
•On February 23, 2022, Farmer Mac's Board of Directors raised the quarterly dividend on common stock by 8% to $0.95 per share, the eleventh consecutive annual increase

“Farmer Mac finished 2021 with record financial results, capping off another milestone year for the company,” said Brad Nordholm, President & Chief Executive Officer. “We are proud of our accomplishments throughout 2021 as we completed a strategic acquisition of a loan servicing platform and successfully executed a newly-structured, agricultural mortgage-backed securitization. These accomplishments, combined with our consistent financial performance and continued strong credit quality, provide us confidence in our ability to successfully execute our multi-year strategic plan and our mission to bring even greater efficiencies in providing financing to lenders for the benefit of their farm and ranch, agribusiness, and rural infrastructure customers.”

$ in thousands, except per share amounts	Quarter Ended			Year Ended
	Dec. 31, 2021	Dec. 31, 2020	% Change	Dec. 31, 2021	Dec. 31, 2020	% Change
Net Change in Business Volume	$495,672	$(65,193)	N/A	$1,690,368	$806,153	N/A
Net Interest Income	$57,390	$56,267	2%	$220,775	$190,588	16%
Net Effective Spread (Non-GAAP)	$54,333	$54,522	—%	$220,668	$196,956	12%
Diluted EPS (GAAP)	$2.75	$2.73	1%	$9.92	$8.27	20%
Core EPS (Non-GAAP)	$2.76	$2.45	13%	$10.47	$9.33	12%

Business Segments and Presentation

During fourth quarter 2021, Farmer Mac's management determined that the company's operations are most easily analyzed and managed as seven reportable operating segments. This new alignment enables Farmer Mac to review and analyze financial performance according to the type of customer and market that it serves (rather than according to product offerings), along with Farmer Mac's treasury activities. The Farm & Ranch (now including Farmer Mac's USDA Securities portfolio) and Corporate AgFinance segments comprise the newly-designated Agricultural Finance line of business. The Rural Utilities and Renewable Energy segments comprise the newly-designated Rural Infrastructure Finance line of business. Also included in the new alignment are the Funding, Investments, and Corporate segments.

Fourth Quarter 2021 Results

Spreads

Net interest income for fourth quarter 2021 was $57.4 million, a $1.1 million increase compared to $56.3 million in the prior-year period, primarily due to a $2.3 million increase related to new business volume, and a $1.1 million decrease in funding costs, partially offset by a $2.1 million decrease in the fair value of derivatives designated in fair value hedge accounting relationships. Net interest yield was 0.95% in fourth quarter 2021 compared to 0.96% in the prior-year period.

Net effective spread, a non-GAAP measure, for fourth quarter 2021 was $54.3 million, a $0.2 million decline from $54.5 million in the prior-year period. The $0.2 million year-over-year decrease in net effective spread in dollars was primarily due to an increase in non-GAAP funding costs of $2.7 million and a $0.2 million decrease in cash-basis interest income related to Agricultural Finance loans, partially offset by an increase of $2.7 million related to new business volume. In percentage terms, net effective spread decreased 0.04% to 0.94% in fourth quarter 2021 from the prior-year period.

Earnings

Farmer Mac's net income attributable to common stockholders for fourth quarter 2021 was $29.9 million ($2.75 per diluted common share), compared to $29.4 million ($2.73 per diluted common share) in the prior-year period. The $0.5 million year-over-year increase in net income attributable to common stockholders was due to a $5.2 million after-tax gain on sale of mortgage loans, a net change in our (release)/provision for credit losses of $3.5 million after tax, and a $0.9 million after-tax increase in net interest income. These factors were partially offset by a $4.2 million after-tax decrease in the fair value of undesignated financial derivatives, a $3.2 million after-tax increase in operating expenses, and a $1.5 million increase in preferred stock dividends.

Farmer Mac enters into financial derivatives transactions to hedge interest rate risks inherent in its business and carries its financial derivatives at fair value in its consolidated financial statements. The fair value fluctuations of these financial derivatives are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported with GAAP if the derivatives are held to maturity, as is expected. Therefore, Farmer Mac uses core earnings, a non-GAAP measure that excludes the effects of fair value fluctuations, as a useful alternative measure to understand the business.

Farmer Mac's core earnings for fourth quarter 2021 were $30.0 million ($2.76 per diluted common share), compared to $26.4 million ($2.45 per diluted common share) in fourth quarter 2020. The $3.6 million year-over-year increase in core earnings was driven by a $5.2 million after-tax gain on sale of mortgage loans, and a net change in our (release)/provision for credit losses of $3.5 million after tax. These factors were partially offset by a $3.2 million after-tax increase in operating expenses, and a $1.5 million increase in preferred stock dividends.

Full Year 2021 Results

Spreads

Net interest income for 2021 was $220.8 million, a $30.2 million increase compared to $190.6 million in the prior-year period, primarily due to a $16.7 million increase related to net new business volume, a $6.9 million decrease in funding costs, and a $7.7 million increase in the fair value of derivatives designated in fair value hedge accounting relationships. Net interest yield was 0.94% in 2021 compared to 0.85% in the prior-year period.

Net effective spread, a non-GAAP measure, for 2021 was $220.7 million, a $23.7 million increase from $197.0 million in the prior-year period. The $23.7 million year-over-year increase in net effective spread was primarily due to an increase of $16.7 million from net new business volume and a $6.3 million decrease in non-GAAP funding costs. In percentage terms, net effective spread increased 0.05% to 0.98% in 2021 from the prior-year period due to an increase of 0.04% in net new business volume and a decrease of 0.01% in funding costs.

Earnings

Farmer Mac's net income attributable to common stockholders for 2021 was $107.6 million ($9.92 per diluted common share), compared to $89.2 million ($8.27 per diluted common share) in the prior-year period. The $18.4 million year-over-year increase in net income attributable to common stockholders was due to a $23.8 million after-tax increase in net interest income, a net change in our (release)/provision for credit losses of $8.1 million after tax, and a $5.2 million after-tax gain on sale of mortgage loans. These factors were partially offset by a $9.5 million after-tax increase in operating expenses, a $6.9 million increase in preferred stock dividends, and a $2.5 million after-tax decrease in the fair value of undesignated financial derivatives.

Farmer Mac's core earnings, a non-GAAP measure, for 2021 were $113.6 million ($10.47 per diluted common share), compared to $100.6 million ($9.33 per diluted common share) in 2020. The $13.0 million year-over-year increase in core earnings was due to a $18.7 million after-tax increase in net effective spread, a net change in our (release)/provision for credit losses of $8.1 million after tax, and a $5.2 million after-tax gain on sale of mortgage loans. These factors were partially offset by a $9.5 million after-tax increase in operating expenses, a $6.9 million increase in preferred stock dividends, a $1.3 million after-tax decrease in guarantee fees, and a $0.8 million after-tax decrease in other income.

Business Volume

Farmer Mac's outstanding business volume was $23.6 billion as of December 31, 2021, a net increase of $1.7 billion from December 31, 2020 after taking into account all new business, maturities, sales, and paydowns on existing assets.

The $1.2 billion net increase in Farm & Ranch was comprised of $5.9 billion of new purchases and guarantees, partially offset by $4.7 billion of scheduled maturities, repayments, and sales. Farmer Mac purchased a total of $2.1 billion in loans, which was primarily driven by farm real estate acquisitions due to improved borrower economics, as well as a continued competitive interest rate environment resulting in demand for long-term financing solutions. The $2.1 billion in gross Farm & Ranch loan purchases was partially offset by $1.3 billion in scheduled maturities, repayments, and sales, including the sale of $299.4 million of agricultural mortgage loans through Farmer Mac's newly-designed structured securitization executed in the fourth quarter. The securitization resulted in $289.5 million in Farmer Mac Guaranteed Securities backed by the sold loans.

Farmer Mac also purchased a total of $2.2 billion in AgVantage Securities, which primarily reflected the refinancing of maturing securities, as well as financial counterparties seeking additional short-term, low-cost securities to manage their asset-liability maturity profile. The $2.2 billion in gross purchases was partially offset by $1.9 billion in scheduled maturities. While the short-term nature of the AgVantage securities added during 2021 may create volatility in AgVantage volumes, Farmer Mac does not anticipate a material impact to its net effective spread given the low-cost nature of these securities due to the short maturity profile.

Farmer Mac entered into $788.3 million of new Long-term Standby Purchase Commitments (LTSPCs), which were offset by $516.1 million of maturities on existing LTSPCs. The new volume in LTSPCs during 2021 was driven primarily by Farm Credit System institutions seeking credit risk management solutions to address increasing commodity and borrower hold limits resulting from strong loan growth in in their regional portfolios.

The $126.3 million net decrease in Corporate AgFinance was comprised of $880.2 million of new loan and AgVantage security purchases, which was offset by $1.0 billion of scheduled maturities, repayments, and sales. Farmer Mac purchased a total of $314.9 million in AgVantage Securities, which was offset by $691.6 million in scheduled maturities and repayments. This net decrease in AgVantage Securities was primarily due to improved borrower economics that reduced the demand for higher priced institutional financing, counterparties diversifying wholesale funding sources, and competitive funding availability for institutional counterparties.

Farmer Mac purchased a total of $509.1 million in Corporate AgFinance loans to advance Farmer Mac's strategic initiative to support larger and more complex farming operations, agribusinesses focused on agriculture production, food and fiber processing, and other supply chain production. The $509.1 million in gross purchases was partially offset by $295.4 million in scheduled maturities and repayments.

The $581.2 million net increase in Rural Utilities was comprised of $1.8 billion of new purchases and guarantees, which was partially offset by $1.2 billion of scheduled maturities and repayments. Farmer Mac purchased a total of $1.5 billion in AgVantage Securities, which was partially offset by $982.6 million in scheduled maturities. The net increase in AgVantage Securities of $467.4 million was a result of a key counterparty proactively managing its capital structure as well as Farmer Mac's ability to offer competitively priced financing structures.

Farmer Mac purchased a total of $313.4 million in Rural Utilities loans, which was fueled by a competitive interest rate environment, resulting in demand for long-term financing solutions for planned maintenance, capital expenditures, and refinancing higher cost debt. The $313.4 million in loan purchases was partially offset by $198.4 million in scheduled maturities and repayments.

The $13.7 million net increase in Renewable Energy was comprised of $43.6 million of new loan purchases, which was partially offset by $29.9 million of repayments.

Credit

As of December 31, 2021, the total allowance for losses was $16.4 million, compared to $17.8 million as of December 31, 2020. The provision to the allowance for Rural Infrastructure Finance loan losses of $0.5 million recorded during the year ended 2021 was primarily attributable to the impact of the Texas Arctic Freeze, partially offset by the impact of improving economic factor forecasts. The $1.4 million release from the allowance for the Agricultural Finance mortgage loan portfolio during the year ended 2021 was primarily attributable to a recovery on the payoff of the agricultural storage and processing loan secured by a specialized poultry facility that had been partially charged off in 2020 and improving economic factor forecasts. Across all of Farmer Mac's lines of business, allowance for losses represented 0.07% of total outstanding business volume as of December 31, 2021.
As of December 31, 2021, Farmer Mac's 90-day delinquencies were $47.3 million (0.48% of the Agricultural Finance Mortgage Loan portfolio), compared to $46.2 million (0.54% of the Agricultural Finance Mortgage Loan portfolio) as of December 31, 2020. Across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.20% of total outstanding business volume as of December 31, 2021, compared to 0.21% as of December 31, 2020.

Capital

As of December 31, 2021, Farmer Mac's core capital level was $1.2 billion, $486.8 million above the minimum capital level required by the Company's statutory charter. This compares to $1.0 billion as of December 31, 2020, which was $325.4 million above the minimum capital requirement. The increase in capital in excess of the minimum capital level required was primarily due to the issuance of the Series G Preferred Stock in May 2021 and an increase in retained earnings. Farmer Mac's Tier 1 capital ratio was 14.7% as of December 31, 2021.

Dividends

On February 23, 2022, Farmer Mac's Board of Directors declared a quarterly dividend of $0.95 per share on all three classes of common stock - Class A voting common stock (NYSE: AGM.A), Class B voting common stock (not listed on any exchange), and Class C non-voting common stock (NYSE; AGM). This quarterly dividend, which represents an increase of 8% in Farmer Mac's quarterly dividend rate on a year-over-year basis, will be payable on March 31, 2022 to holders of record of common stock as of March 16, 2022. This is the eleventh consecutive year that Farmer Mac has increased its quarterly common stock dividend, and this increase is supported by Farmer Mac's earnings potential and overall capital position.

Farmer Mac's board of directors also declared a dividend on each of Farmer Mac's five classes of preferred stock. The quarterly dividend of $0.375 per share of 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (NYSE: AGM.PR.C), $0.35625 per share of 5.700% Non-Cumulative Preferred Stock, Series D (NYSE: AGM.PR.D), $0.359375 per share of 5.750% Non-Cumulative Preferred Stock, Series E (NYSE: AGM.PR.E), $0.328125 per share of 5.250% Non-Cumulative Preferred Stock, Series F (NYSE: AGM.PR.F), and $0.3046875 per share of 4.875% Non-Cumulative Preferred Stock, Series G (AGM.PR.G), is for the period from but not including January 17, 2022 to and including April 17, 2022. The preferred dividends will be payable on April 17, 2022 to holders of record as of April 1, 2022.

Earnings Conference Call Information

The conference call to discuss Farmer Mac's fourth quarter and full year 2021 financial results will be held beginning at 4:30 p.m. eastern time on Monday, February 28, 2022, and can be accessed by telephone or live webcast as follows:

Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/

When dialing in to the call, please ask for the "Farmer Mac Earnings Conference Call." The call can be heard live and will also be available for replay on Farmer Mac’s website for two weeks following the conclusion of the call.

More complete information about Farmer Mac's performance for 2021 is in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2021, filed today with the SEC.

Use of Non-GAAP Measures

In the accompanying analysis of its financial information, Farmer Mac uses the following non-GAAP measures: "core earnings," "core earnings per share," and "net effective spread." Farmer Mac uses these non-GAAP measures to measure corporate economic performance and develop financial plans because, in management's view, they are useful alternative measures in understanding Farmer Mac's economic performance, transaction economics, and business trends. The non-GAAP financial measures that Farmer Mac uses may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

Core earnings and core earnings per share principally differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding the effects of fair value fluctuations. These fluctuations are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is expected.

Core earnings and core earnings per share also differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. For example, we have excluded from core earnings losses on retirement of preferred stock and the re-measurement of the deferred tax asset.

Farmer Mac uses net effective spread to measure the net spread Farmer Mac earns between its interest-earning assets and the related net funding costs of these assets. Net effective spread differs from net interest income and net interest yield because it excludes: (1) the amortization of premiums and discounts on assets consolidated at fair value that are amortized as adjustments to yield in interest income over the contractual or estimated remaining lives of the underlying assets; (2) interest income and interest expense related to consolidated trusts with beneficial interests owned by third parties, which are presented on Farmer Mac's consolidated balance sheets as "Loans held for investment in consolidated trusts, at amortized cost"; and (3) the fair value changes of financial derivatives and the corresponding assets or liabilities designated in a fair value hedge accounting relationship.

Net effective spread also principally differs from net interest income and net interest yield because it includes: (1) the accrual of income and expense related to the contractual amounts due on financial derivatives that are not designated in hedge accounting relationships ("undesignated financial derivatives"); and (2) the net effects of terminations or net settlements on financial derivatives. More information about Farmer Mac’s use of non-GAAP measures is available in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2021, filed today with the SEC.

For a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and of earnings per common share to core earnings per share, and net interest income and net interest yield to net effective spread, see "Reconciliations" below.

Forward-Looking Statements

Management's expectations for Farmer Mac's future necessarily involve assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements in this release, including uncertainties about:

•the duration, spread, and severity of the COVID-19 pandemic and its effects on the business operations of agricultural and rural borrowers, the capital markets, and Farmer Mac's business operations;
•the public response to the ongoing COVID-19 pandemic, including the possibility of government actions to mitigate the pandemic and its effects, and any social or economic disruption that may be caused by any new COVID-19 variants or any further outbreaks;
•the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;
•legislative or regulatory developments that could affect Farmer Mac, its sources of business, or agricultural or rural infrastructure industries;
•fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;
•the level of lender interest in Farmer Mac's products and the secondary market provided by Farmer Mac;
•the general rate of growth in agricultural mortgage and rural utilities indebtedness;
•the effect of economic conditions and geopolitics on agricultural mortgage or rural utilities lending, borrower repayment capacity, or collateral values, including fluctuations in interest rates, changes in U.S. trade policies, fluctuations in export demand for U.S. agricultural products, supply chain disruptions, increases in input costs, labor availability, and volatility in commodity prices;
•the degree to which Farmer Mac is exposed to interest rate risk resulting from fluctuations in Farmer Mac's borrowing costs relative to market indexes;
•developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;
•the effect of any changes in Farmer Mac's executive leadership; and

•other factors that could hinder agricultural mortgage lending or borrower repayment capacity, including the effects of severe weather, climate change, or fluctuations in agricultural real estate values.

Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2021, as filed today with the SEC. Considering these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release. The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise required by applicable law. The information in this release is not necessarily indicative of future results.

About Farmer Mac

Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of credit for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac's customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. More information about Farmer Mac (including the Annual Report on Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	December 31, 2021	December 31, 2020
	(in thousands)
Assets:
Cash and cash equivalents	$908,785	$1,033,941
Investment securities:
Available-for-sale, at fair value (amortized cost of $3,834,714 and $3,843,666, respectively)	3,836,391	3,853,692
Held-to-maturity, at amortized cost	44,970	45,032
Other investments	1,229	—
Total Investment Securities	3,882,590	3,898,724
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value (amortized cost of $6,135,807 and $6,594,992, respectively)	6,328,559	6,947,701
Held-to-maturity, at amortized cost	2,033,239	1,175,792
Total Farmer Mac Guaranteed Securities	8,361,798	8,123,493
USDA Securities:
Trading, at fair value	4,401	6,695
Held-to-maturity, at amortized cost	2,436,331	2,473,626
Total USDA Securities	2,440,732	2,480,321
Loans:
Loans held for investment, at amortized cost	8,314,096	7,261,933
Loans held for investment in consolidated trusts, at amortized cost	948,623	1,287,045
Allowance for losses	(14,041)	(13,832)
Total loans, net of allowance	9,248,678	8,535,146
Financial derivatives, at fair value	19,139	17,468
Interest receivable (includes $10,418 and $16,401, respectively, related to consolidated trusts)	177,355	186,429
Guarantee and commitment fees receivable	45,538	37,113
Deferred tax asset, net	15,558	18,321
Prepaid expenses and other assets	45,318	24,545
Total Assets	$25,145,491	$24,355,501

Liabilities and Equity:
Liabilities:
Notes payable	$22,716,156	$21,848,917
Debt securities of consolidated trusts held by third parties	981,379	1,323,786
Financial derivatives, at fair value	34,248	29,892
Accrued interest payable (includes $9,619 and $14,370, respectively, related to consolidated trusts)	83,992	92,738
Guarantee and commitment obligation	43,926	35,535
Accounts payable and accrued expenses	79,427	28,879
Reserve for losses	1,950	3,277
Total Liabilities	23,941,078	23,363,024
Commitments and Contingencies
Equity:
Preferred stock:
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Series D, par value $25 per share, 4,000,000 shares authorized, issued and outstanding	96,659	96,659
Series E, par value $25 per share, 3,180,000 shares authorized, issued and outstanding	77,003	77,003
Series F, par value $25 per share, 4,800,000 shares authorized, issued and outstanding	116,160	116,160
Series G, par value $25 per share, 5,000,000 shares authorized, issued and outstanding	121,327	—
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,235,205 shares and 9,205,897 shares outstanding, respectively	9,235	9,206
Additional paid-in capital	125,993	122,899
Accumulated other comprehensive income/(loss), net of tax	3,853	(13,923)
Retained earnings	579,270	509,560
Total Equity	1,204,413	992,477
Total Liabilities and Equity	$25,145,491	$24,355,501

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$4,553	$6,908	$18,660	$42,144
Farmer Mac Guaranteed Securities and USDA Securities	40,301	49,047	163,547	227,691
Loans	60,951	61,469	242,582	233,699
Total interest income	105,805	117,424	424,789	503,534
Total interest expense	48,415	61,157	204,014	312,946
Net interest income	57,390	56,267	220,775	190,588
Release of/(provision for) losses	1,378	(3,263)	860	(7,805)
Net interest income after release of/(provision for) losses	58,768	53,004	221,635	182,783
Non-interest income/(expense):
Guarantee and commitment fees	3,487	3,054	12,669	12,549
(Losses)/gains on financial derivatives	(2,228)	3,093	(3,348)	(246)
Gain on sale of mortgage loans	6,539	—	6,539	—
(Losses)/gains on trading securities	(77)	223	(115)	50
Gains on sale of available-for-sale investment securities	—	—	253	—
(Losses)/gains on sale of real estate owned	—	(22)	—	463
Release of/(provision for) reserve for losses	50	290	1,327	(250)
Other income	469	848	2,069	3,487
Non-interest income	8,240	7,486	19,394	16,053
Operating expenses:
Compensation and employee benefits	11,246	9,497	42,847	36,502
General and administrative	8,492	6,274	27,507	21,976
Regulatory fees	812	750	3,062	2,925
Operating expenses	20,550	16,521	73,416	61,403
Income before income taxes	46,458	43,969	167,613	137,433
Income tax expense	9,774	9,269	35,353	28,785
Net income	36,684	34,700	132,260	108,648
Preferred stock dividends	(6,792)	(5,269)	(24,677)	(17,805)
Loss on retirement of preferred stock	—	—	—	(1,667)
Net income attributable to common stockholders	$29,892	$29,431	$107,583	$89,176

Earnings per common share:
Basic earnings per common share	$2.78	$2.74	$10.00	$8.31
Diluted earnings per common share	$2.75	$2.73	$9.92	$8.27

Reconciliations
Reconciliations of Farmer Mac's net income attributable to common stockholders to core earnings and core earnings per share are presented in the following tables along with information about the composition of core earnings for the periods indicated:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$29,892	$24,289	$29,431
Less reconciling items:
Losses on undesignated financial derivatives due to fair value changes	(1,213)	(1,864)	(1,758)
Gains/(losses) on hedging activities due to fair value changes	1,476	(2,093)	3,827
Unrealized (losses)/gains on trading assets	(76)	36	223
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	71	23	(77)
Net effects of terminations or net settlements on financial derivatives	(429)	(351)	1,583
Issuance costs on the retirement of preferred stock	—	—	—
Income tax effect related to reconciling items	36	892	(798)
Sub-total	(135)	(3,357)	3,000
Core earnings	$30,027	$27,646	$26,431

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$54,333	$55,925	$54,522
Guarantee and commitment fees(2)	4,637	4,322	4,652
Gain on sale of mortgage loans	6,539	—	—
Other(3)	241	687	512
Total revenues	65,750	60,934	59,686

Credit related expense (GAAP):
(Release of)/provision for losses	(1,428)	255	2,973
Gains on sale of REO	—	—	22
Total credit related expense	(1,428)	255	2,995

Operating expenses (GAAP):
Compensation and employee benefits	11,246	10,027	9,497
General and administrative	8,492	6,330	6,274
Regulatory fees	812	750	750
Total operating expenses	20,550	17,107	16,521

Net earnings	46,628	43,572	40,170
Income tax expense(4)	9,809	9,152	8,470
Preferred stock dividends (GAAP)	6,792	6,774	5,269
Core earnings	$30,027	$27,646	$26,431

Core earnings per share:
Basic	$2.79	$2.57	$2.46
Diluted	2.76	2.55	2.45
(1)Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.
(2)Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(3)Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.
(4)Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Year Ended
	December 31, 2021	December 31, 2020
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$107,583	$89,176
Less reconciling items:
Losses on undesignated financial derivatives due to fair value changes	(5,103)	(3,691)
Losses on hedging activities due to fair value changes	(2,985)	(10,019)
Unrealized losses/(gains) on trading assets	(115)	51
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	130	58
Net effects of terminations or net settlements on financial derivatives	494	1,236
Issuance costs on the retirement of preferred stock	—	(1,667)
Income tax effect related to reconciling items	1,592	2,596
Sub-total	(5,987)	(11,436)
Core earnings	$113,570	$100,612

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$220,668	$196,956
Guarantee and commitment fees(2)	17,533	19,150
Gain on sale of mortgage loans	6,539	—
Other(3)	1,680	2,687
Total revenues	246,420	218,793

Credit related expense (GAAP):
(Release of)/provision for losses	(2,187)	8,055
Gains on sale of REO	—	(463)
Total credit related expense	(2,187)	7,592

Operating expenses (GAAP):
Compensation and employee benefits	42,847	36,502
General and administrative	27,507	21,976
Regulatory fees	3,062	2,925
Total operating expenses	73,416	61,403

Net earnings	175,191	149,798
Income tax expense(4)	36,944	31,381
Preferred stock dividends (GAAP)	24,677	17,805
Core earnings	$113,570	$100,612

Core earnings per share:
Basic	$10.56	$9.38
Diluted	10.47	9.33
(1)Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.

(2)Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.
(3)Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.
(4)Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of GAAP Basic Earnings Per Share to Core Earnings Basic Earnings Per Share
	For the Three Months Ended			For the Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(in thousands, except per share amounts)
GAAP - Basic EPS	$2.78	$2.26	$2.74	$10.00	$8.31
Less reconciling items:
Losses on undesignated financial derivatives due to fair value changes	(0.11)	(0.17)	(0.17)	(0.47)	(0.34)
Gains/(losses) on hedging activities due to fair value changes	0.14	(0.19)	0.36	(0.28)	(0.94)
Unrealized (losses)/gains on trading securities	(0.01)	—	0.02	(0.01)	—
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	0.01	—	(0.01)	0.01	0.01
Net effects of terminations or net settlements on financial derivatives	(0.04)	(0.03)	0.15	0.04	0.12
Issuance costs on the retirement of preferred stock	—	—	—	—	(0.16)
Income tax effect related to reconciling items	—	0.08	(0.07)	0.15	0.24
Sub-total	(0.01)	(0.31)	0.28	(0.56)	(1.07)
Core Earnings - Basic EPS	$2.79	$2.57	$2.46	$10.56	$9.38

Shares used in per share calculation (GAAP and Core Earnings)	10,766	10,766	10,736	10,758	10,728

Reconciliation of GAAP Diluted Earnings Per Share to Core Earnings Diluted Earnings Per Share
	For the Three Months Ended			For the Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(in thousands, except per share amounts)
GAAP - Diluted EPS	$2.75	$2.24	$2.73	$9.92	$8.27
Less reconciling items:
Losses on undesignated financial derivatives due to fair value changes	(0.11)	(0.17)	(0.16)	(0.47)	(0.34)
Gains/(losses) on hedging activities due to fair value changes	0.14	(0.19)	0.35	(0.28)	(0.93)
Unrealized (losses)/gains on trading securities	(0.01)	—	0.02	(0.01)	—
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	0.01	—	(0.01)	0.01	0.01
Net effects of terminations or net settlements on financial derivatives	(0.04)	(0.03)	0.15	0.05	0.11
Issuance costs on the retirement of preferred stock	—	—	—	—	(0.15)
Income tax effect related to reconciling items	—	0.08	(0.07)	0.15	0.24
Sub-total	(0.01)	(0.31)	0.28	(0.55)	(1.06)
Core Earnings - Diluted EPS	$2.76	$2.55	$2.45	$10.47	$9.33

Shares used in per share calculation (GAAP and Core Earnings)	10,877	10,842	10,799	10,846	10,786

The following table presents a reconciliation of net interest income and net yield to net effective spread for the periods indicated:

Reconciliation of GAAP Net Interest Income/Yield to Net Effective Spread
	For the Three Months Ended						For the Year Ended
	December 31, 2021		September 30, 2021		December 31, 2020		December 31, 2021		December 31, 2020
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
Net interest income/yield	$57,390	0.95%	$55,005	0.94%	$56,267	0.96%	$220,775	0.94%	$190,588	0.85%
Net effects of consolidated trusts	(1,151)	0.02%	(1,167)	0.02%	(1,598)	0.03%	(4,864)	0.02%	(6,601)	0.02%
Expense related to undesignated financial derivatives	(313)	—%	117	—%	3,458	0.06%	2,841	0.01%	3,468	0.02%
Amortization of premiums/discounts on assets consolidated at fair value	(10)	—%	(15)	—%	290	—%	(45)	—%	197	—%
Amortization of losses due to terminations or net settlements on financial derivatives	200	—%	65	—%	30	—%	446	—%	120	—%
Fair value changes on fair value hedge relationships	(1,783)	(0.03)%	1,920	0.03%	(3,925)	(0.07)%	1,515	0.01%	9,184	0.04%
Net effective spread	$54,333	0.94%	$55,925	0.99%	$54,522	0.98%	$220,668	0.98%	$196,956	0.93%

The following table presents core earnings for Farmer Mac's reportable operating segments and a reconciliation to consolidated net income for the three months ended December 31, 2021:

Core Earnings by Business Segment
For the three months ended December 31, 2021
	Agricultural Finance		Rural Infrastructure		Treasury		Corporate
	Farm & Ranch	Corporate AgFinance	Rural Utilities	Renewable Energy	Funding	Investments		Reconciling Adjustments		Consolidated Net Income
	(in thousands)
Net interest income	$30,103	$6,321	$2,576	$356	$17,875	$159	$—	$—		$57,390
Less: reconciling adjustments(1)(2)(3)	(1,106)	—	(56)	—	(1,896)	—	—	3,058		—
Net effective spread	28,997	6,321	2,520	356	15,979	159	—	3,058		—
Guarantee and commitment fees	4,303	—	335	—	—	—	—	(1,151)		3,487
Gain on sale of mortgage loans	6,539	—	—	—	—	—	—	—		6,539
Other income/(expense)(3)	407	—	2	—	—	—	(167)	(2,078)		(1,836)
Total revenues	40,246	6,321	2,857	356	15,979	159	(167)	(171)		65,580

Release of/(provision for) losses	1,246	(45)	198	(22)	—	1	—	—		1,378

Release of reserve for losses	35	—	15	—	—	—	—	—		50
Operating expenses	—	—	—	—	—	—	(20,550)	—		(20,550)
Total non-interest expense	35	—	15	—	—	—	(20,550)	—		(20,500)
Core earnings before income taxes	41,527	6,276	3,070	334	15,979	160	(20,717)	(171)	(4)	46,458
Income tax (expense)/benefit	(8,721)	(1,318)	(645)	(70)	(3,356)	(33)	4,333	36		(9,774)
Core earnings before preferred stock dividends	32,806	4,958	2,425	264	12,623	127	(16,384)	(135)	(4)	36,684
Preferred stock dividends	—	—	—	—	—	—	(6,792)	—		(6,792)
Segment core earnings/(losses)	$32,806	$4,958	$2,425	$264	$12,623	$127	$(23,176)	$(135)	(4)	$29,892

Total Assets	$13,112,193	$1,507,848	$5,344,707	$87,553	$—	$5,037,636	$55,554	$—		25,145,491
Total on- and off-balance sheet program assets at principal balance	$16,094,640	$1,537,834	$5,895,226	$86,763	$—	$—	$—	$—		23,614,463
(1)Includes the amortization of premiums and discounts on assets consolidated at fair value, originally included in interest income, to reflect core earnings amounts.
(2)Includes the reclassification of interest income and interest expense from consolidated trusts owned by third parties to guarantee and commitment fees, to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee.
(3)Includes the reclassification of interest expense related to interest rate swaps not designated as hedges, which are included in "(Losses)/gains on financial derivatives" on the consolidated financial statements, to determine the effective funding cost for each operating segment.
(4)Net adjustments to reconcile to the corresponding income measures: core earnings before income taxes reconciled to income before income taxes; core earnings before preferred stock dividends reconciled to net income; and segment core earnings reconciled to net income attributable to common stockholders.

Supplemental Information
The following table sets forth information about outstanding volume in each of Farmer Mac's lines of business as of the dates indicated:

Outstanding Business Volume
		As of December 31,
	On or Off Balance Sheet	2021	2020
		(in thousands)
Agricultural Finance:
Farm & Ranch:
Loans	On-balance sheet	$4,775,070	$3,979,854
Loans held in consolidated trusts:
Beneficial interests owned by third-party investors	On-balance sheet	948,623	1,287,045
IO-FMGS	On-balance sheet	12,297	—
USDA Securities	On-balance sheet	2,445,806	2,487,420
AgVantage Securities	On-balance sheet	4,725,000	4,425,000
LTSPCs and unfunded commitments	Off-balance sheet	2,587,154	2,314,965
Farmer Mac Guaranteed Securities	Off-balance sheet	578,358	378,610
Loans serviced for others	Off-balance sheet	22,331	—
Total Farm & Ranch		$16,094,639	$14,872,894
Corporate AgFinance:
Loans	On-balance sheet	$1,123,300	$909,539
AgVantage Securities	On-balance sheet	367,464	744,110
Unfunded Loan Commitments	Off-balance sheet	47,070	10,466
Total Corporate AgFinance		$1,537,834	$1,664,115
Total Agricultural Finance		$17,632,473	$16,537,009
Rural Infrastructure Finance:
Rural Utilities:
Loans	On-balance sheet	$2,302,373	$2,187,377
AgVantage Securities	On-balance sheet	3,033,262	2,565,837
LTSPCs and Unfunded Loan Commitments	Off-balance sheet	556,837	556,425
Farmer Mac Guaranteed Securities	Off-balance sheet	2,755	4,412
Total Rural Utilities		$5,895,227	$5,314,051
Renewable Energy:
Loans	On-balance sheet	$86,763	$73,035
Unfunded Loan Commitments	Off-balance sheet	—	—
Total Renewable Energy		$86,763	$73,035
Total Rural Infrastructure Finance		$5,981,990	$5,387,086
Total		$23,614,463	$21,924,095

The following table presents the quarterly net effective spread (a non-GAAP measure) by segment:

	Net Effective Spread(1)
	Agricultural Finance				Rural Infrastructure Finance				Treasury
	Farm & Ranch		Corporate AgFinance		Rural Utilities		Renewable Energy		Funding		Investments		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
December 31, 2021(2)	$28,998	0.99%	$6,321	1.84%	$2,521	0.19%	$356	1.53%	$15,979	0.28%	$158	0.01%	$54,333	0.94%
September 30, 2021	28,914	1.06%	7,163	1.80%	2,067	0.16%	236	1.09%	17,386	0.31%	159	0.01%	55,925	0.99%
June 30, 2021	29,163	1.06%	6,676	1.65%	1,759	0.14%	378	1.80%	18,449	0.33%	126	0.01%	56,551	1.01%
March 31, 2021	26,461	0.98%	6,921	1.67%	1,720	0.14%	249	1.28%	18,394	0.33%	114	0.01%	53,859	0.97%
December 31, 2020(1)	25,596	0.95%	6,237	1.53%	1,838	0.15%	123	1.20%	20,585	0.37%	143	0.01%	54,522	0.98%
September 30, 2020	23,735	0.89%	5,786	1.45%	2,022	0.16%	75	1.19%	20,034	0.37%	150	0.01%	51,802	0.96%
June 30, 2020	21,597	0.83%	4,997	1.36%	1,701	0.14%	47	0.93%	19,449	0.37%	(1,322)	(0.13)%	46,469	0.89%
March 31, 2020	19,230	0.76%	4,421	1.32%	1,315	0.11%	58	1.51%	19,150	0.39%	(11)	—%	44,163	0.89%
December 31, 2019	20,677	0.83%	4,049	1.33%	1,411	0.12%	22	1.07%	19,868	0.41%	(36)	—%	45,991	0.95%
(1)Farmer Mac excludes the Corporate segment in the presentation above because the segment does not have any interest-earning assets.
(2)See above for a reconciliation of GAAP net interest income by line of business to net effective spread by line of business for the three months ended December 31, 2021.

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	December 2021	September 2021	June 2021	March 2021	December 2020	September 2020	June 2020	March 2020	December 2019
	(in thousands)
Revenues:
Net effective spread	$54,333	$55,925	$56,551	$53,859	$54,522	$51,802	$46,469	$44,163	$45,991
Guarantee and commitment fees	4,637	4,322	4,334	4,240	4,652	4,659	4,943	4,896	5,432
Gain on sale of mortgage loans	6,539	—	—	—	—	—	—	—	—
Other	241	687	301	451	512	453	1,048	674	100
Total revenues	65,750	60,934	61,186	58,550	59,686	56,914	52,460	49,733	51,523

Credit related expense/(income):
(Release of)/provision for losses	(1,428)	255	(983)	(31)	2,973	1,200	51	3,831	2,851
REO operating expenses	—	—	—	—	—	—	—	—	—
Losses/(gains) on sale of REO	—	—	—	—	22	—	—	(485)	—
Total credit related expense/(income)	(1,428)	255	(983)	(31)	2,995	1,200	51	3,346	2,851

Operating expenses:
Compensation and employee benefits	11,246	10,027	9,779	11,795	9,497	8,791	8,087	10,127	6,732
General and administrative	8,492	6,330	6,349	6,336	6,274	5,044	5,295	5,363	5,773
Regulatory fees	812	750	750	750	750	725	725	725	725
Total operating expenses	20,550	17,107	16,878	18,881	16,521	14,560	14,107	16,215	13,230

Net earnings	46,628	43,572	45,291	39,700	40,170	41,154	38,302	30,172	35,442
Income tax expense	9,809	9,152	9,463	8,520	8,470	8,297	8,016	6,598	7,526
Preferred stock dividends	6,792	6,774	5,842	5,269	5,269	5,166	3,939	3,431	3,432
Core earnings	$30,027	$27,646	$29,986	$25,911	$26,431	$27,691	$26,347	$20,143	$24,484

Reconciling items:
(Losses)/gains on undesignated financial derivatives due to fair value changes	$(1,213)	$(1,864)	$(3,721)	$1,695	$(1,758)	$(4,149)	$8,700	$(6,484)	$4,469
Gains/(losses) on hedging activities due to fair value changes	1,476	(2,093)	(2,097)	(271)	3,827	(5,245)	(2,676)	(5,925)	(220)
Unrealized (losses)/gains on trading assets	(76)	36	(61)	(14)	223	(258)	(20)	106	172
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	71	23	20	16	(77)	97	35	3	40
Net effects of terminations or net settlements on financial derivatives	(429)	(351)	109	1,165	1,583	233	720	(1,300)	1,339
Issuance costs on the retirement of preferred stock	—	—	—	—	—	(1,667)	—	—	—
Income tax effect related to reconciling items	36	892	1,208	(544)	(798)	1,957	(1,419)	2,856	(1,218)
Net income attributable to common stockholders	$29,892	$24,289	$25,444	$27,958	$29,431	$18,659	$31,687	$9,399	$29,066